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                                                                       EX-99.B16



               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS



                 VANGUARD TREASURY FUND - TREASURY MONEY MARKET


               PORTFOLIO (FORMERLY THE U.S. TREASURY PORTFOLIO OF


                        VANGUARD MONEY MARKET RESERVES)



1.  AVERAGE ANNUAL TOTAL RETURN (AS OF NOVEMBER 30, 1995)



     P1 + T)(N) = ERV



  Where:  P = a hypothetical initial payment of $1,000


        T = average annual total return


        N = number of years


        ERV = ending redeemable value at the end of the period



  DUE YEAR


     P = $1,000


     T = +5.47%


     N = 1


     ERV = $1,054.71



  FIVE YEARS


     P = $1,000


     T = +4.31%


     N = 5


     ERV = $1,235.01



  TEN YEARS


     P = $1,000


     T = +5.75%


     N = 10


     ERV = $1,749.61